November 10, 2007

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.4% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Inland Western recently won a 2007 MAXI Silver Award for The Gateway shopping center in Salt Lake City, Utah.  The MAXI Awards Program, created by the International Council of Shopping Centers, is an international marketing competition that recognizes excellence in shopping center marketing.  MAXI Awards are given to those shopping center companies that have designed and implemented the most successful marketing programs during the previous year.  Over 900 programs from around the world were submitted to the competition.  Inland Western had five marketing programs that became finalists, including our Silver Award win for a program at The Gateway shopping center in Salt Lake City, Utah (www.shopthegateway.com).  It is quite an honor to receive such recognition from our peers.  We are extremely proud of our incredibly talented marketing team and this achievement as it further strengthens the fine performance of our property management companies. Currently, there are 312 properties comprised of over 47.5 million square feet of leasing space under management.

If you have any questions on your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Brenda Gail Gujral

Chief Executive Officer

cc: Trustee

      Broker/Dealer

      Registered Representative

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  www.inland-western.com